Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 15, 2010 relating to the financial statements of Helix Wind, Corp, which appears in such Registration Statement.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California
May 7, 2010